Exhibit 99.1

Contact:	610-337-7000	For Immediate Release:
	Hugh J. Gallagher, ext. 1029	April 26, 2012
Simon Bowman, ext. 3645
Shelly Oates, ext. 3202

AmeriGas Partners Reports Second Quarter Results, Updates Guidance

VALLEY FORGE, Pa., April 26 - AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), reported net income attributable to AmeriGas Partners, L.P. for the second quarter of fiscal 2012 ended March 31, 2012 of $133.9 million compared to $118.0 million for the same period last year. Net income attributable to AmeriGas Partners, L.P. for the current-year period includes the impact of a $13.4 million loss on extinguishment of debt and $8.1 million in acquisition and transition expenses related to the mid-January acquisition of Heritage Propane. Net income attributable to AmeriGas Partners, L.P. for the prior-year quarter includes the impact of an $18.8 million loss on an extinguishment of debt.

The Partnership’s adjusted earnings before interest expense, income taxes, depreciation and amortization (Adjusted EBITDA) increased to $246.0 million for the second quarter of 2012 compared to $176.3 million for the same period last year, reflecting the impact of the Heritage Propane acquisition partially offset by the impact of record warm temperatures. Weather during the quarter was approximately 22% warmer than normal and the prior-year period, according to the National Oceanic and Atmospheric Administration.

For the three months ended March 31, 2012, retail propane volumes sold were 389.4 million gallons compared with retail propane volumes of 316.3 million gallons in the prior-year period. The increase in volumes sold was largely attributable to incremental volumes resulting from the Heritage Propane acquisition (approximately 138 million gallons) partially offset by the impact of the historically warm weather.

Revenues for the quarter increased to $1,155.6 million from $906.8 million in the prior-year period, reflecting the incremental revenues from the Heritage Propane acquisition (approximately $404 million) partially offset by a weather-related decline in revenues at AmeriGas Propane’s legacy operations. Total margin increased $143.6 million due to the inclusion of Heritage Propane’s operations (approximately $194 million) partially offset by the impact of historically warm weather on total margin at AmeriGas Propane’s legacy operations. Operating expenses increased $81.8 million including expenses of Heritage Propane (approximately $78 million) and $8.1 million in acquisition and transition expenses partially offset by a decrease in expense at AmeriGas Propane legacy operations. Partnership operating income (which excludes the losses on extinguishments of debt) increased $40.4 million, reflecting the higher Adjusted EBITDA offset by higher depreciation and amortization expenses ($21.6 million) and the Heritage Propane acquisition and transition expenses ($8.1 million).

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AmeriGas Partners Reports Second Quarter Results, Updates Guidance	Page 2

Jerry E. Sheridan, president and chief executive officer of AmeriGas, said, “Our results for the quarter reflect the adverse effects of the unprecedented warm weather encountered during the period. The quarter ended March 31, 2012 was the warmest on record in the continental United States. The exceptional warmth experienced during the second quarter followed significantly warmer than normal weather during our first fiscal quarter, resulting in reduced demand for propane during the peak winter season. We were pleased to complete the Heritage Propane acquisition in mid-January and continue to make good progress on the integration of the business. We have filled key operating positions including regional vice presidents and area director positions. Additionally, we have finalized plans for the first phase of field integration efforts to be completed this summer and have begun the integration of back office operations.”

Sheridan continued, “Given our results thus far and our current assessment of acquisition integration efforts and business conditions for the remainder of this fiscal year, we continue to expect Adjusted EBITDA for the fiscal year ending September 30, 2012 to be in the range of $375 million to $395 million. Looking ahead to fiscal 2013, assuming essentially normal weather patterns and given our current assessment of business conditions and acquisition integration efforts, we expect Adjusted EBITDA for the fiscal year ending September 30, 2013 to be in the range of $610 million to $660 million. Our expectations include the impact of approximately $15 million in net synergies expected to be recognized from the Heritage Propane acquisition in fiscal 2012 and approximately $50 million in net synergies expected to be recognized in fiscal 2013.”

EBITDA, Adjusted EBITDA, and Total margin are non-GAAP financial measures. Adjusted EBITDA is defined herein as earnings before interest expense, income taxes, depreciation and amortization, losses on extinguishment of debt and Heritage Propane acquisition and transition expenses. Total margin represents total revenues less total cost of sales. Management believes the presentation of these measures provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership. These measures are not comparable to measures used by other entities and should only be considered in conjunction with net income attributable to AmeriGas Partners, L.P. A reconciliation of EBITDA and Adjusted EBITDA to the most comparable GAAP financial measure is included on the last page of this press release.

AmeriGas is the nation’s largest retail propane marketer, serving over two million customers in all 50 states from over 1,200 locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of the Partnership. An affiliate of Energy Transfer Partners, L.P. owns 32% of the Partnership and the public owns the remaining 42%.

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AmeriGas Partners Reports Second Quarter Results, Updates Guidance	Page 3

AmeriGas Partners, L.P. will hold a live Internet Audio Webcast of its conference call to discuss second quarter earnings and other current activities at 4:00 PM ET on Thursday, April 26. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investor.shareholder.com/ugi/apu/events.cfm or at the company website http://www.amerigas.com under “Investor Relations”. A telephonic replay will be available from 7:00 PM ET on April 26 through midnight Saturday, April 28. The replay may be accessed at 1-855-859-2056, passcode 36867488 and International access 1-404-537-3406, passcode 36867488.

Comprehensive information about AmeriGas is available on the Internet at www.amerigas.com.

This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, political, economic and regulatory conditions in the U.S. and abroad, and our ability to successfully integrate Heritage Propane and achieve anticipated synergies. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

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AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES

REPORT OF EARNINGS

(Thousands, except per unit and where otherwise indicated)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,		Twelve Months Ended March 31,
	2012	2011	2012	2011	2012	2011
Revenues:
Propane	$1,082,764	$859,595	$1,720,047	$1,513,407	$2,567,079	$2,212,806
Other	72,810	47,181	119,339	93,589	203,270	171,836

	1,155,574	906,776	1,839,386	1,606,996	2,770,349	2,384,642

Costs and expenses:
Cost of sales - propane	652,393	551,709	1,082,373	972,409	1,656,125	1,408,182
Cost of sales - other	17,618	13,085	31,446	27,690	62,882	57,682
Operating and administrative expenses	252,275	170,472	412,185	326,900	705,861	623,700
Depreciation	35,351	20,346	56,282	40,418	98,841	80,183
Amortization	9,441	2,858	12,698	5,453	18,978	9,869
Other (income) expense, net	(6,551)	(6,320)	(10,741)	(12,075)	(24,229)	(21,178)

	960,527	752,150	1,584,243	1,360,795	2,518,458	2,158,438

Operating income	195,047	154,626	255,143	246,201	251,891	226,204
Loss on extinguishment of debt	(13,379)	(18,801)	(13,379)	(18,801)	(32,695)	(18,801)
Interest expense	(45,045)	(16,347)	(61,578)	(31,722)	(93,374)	(63,625)

Income before income taxes	136,623	119,478	180,186	195,678	125,822	143,778
Income tax (expense) benefit	(764)	71	(1,214)	(348)	(1,256)	(1,897)

Net income	135,859	119,549	178,972	195,330	124,566	141,881
Less: net income attributable to noncontrolling interests	(1,974)	(1,547)	(2,562)	(2,460)	(2,503)	(2,240)

Net income attributable to AmeriGas Partners, L.P.	$133,885	$118,002	$176,410	$192,870	$122,063	$139,641

General partner’s interest in net income attributable to AmeriGas Partners, L.P.	$4,282	$2,133	$6,273	$3,834	$8,862	$5,205

Limited partners’ interest in net income attributable to AmeriGas Partners, L.P.	$129,603	$115,869	$170,137	$189,036	$113,201	$134,436

Income per limited partner unit (a)
Basic	$1.26	$1.45	$2.13	$2.51	$1.67	$2.34

Diluted	$1.26	$1.45	$2.13	$2.51	$1.67	$2.34

Average limited partner units outstanding:
Basic	83,153	57,128	70,073	57,109	63,602	57,099

Diluted	83,195	57,175	70,124	57,159	63,653	57,147

SUPPLEMENTAL INFORMATION:
Retail gallons sold (millions)	389.4	316.3	610.3	572.7	911.8	869.5
EBITDA (b)	$224,486	$157,482	$308,182	$270,811	$334,512	$295,215
Expenditures for property, plant and equipment:
Maintenance capital expenditures	$12,857	$9,357	$24,647	$19,719	$43,100	$39,524
Growth capital expenditures	$10,640	$9,951	$20,453	$20,895	$38,614	$38,876

(a)	Income per limited partner unit is computed in accordance with accounting guidance regarding the application of the two-class method for determining earnings per share as it relates to master limited partnerships. Refer to Note 2 to the consolidated financial statements included in the AmeriGas Partners, L.P. Annual Report on Form 10-K for the fiscal year ended September 30, 2011.
(b)	Earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) should not be considered as an alternative to net income attributable to AmeriGas Partners, L.P. (as an indicator of operating performance) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States (“GAAP”). Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with that of other companies within the propane industry and (2) assess the Partnership’s ability to meet loan covenants. The Partnership’s definition of EBITDA may be different from those used by other companies.

(continued)

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AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES

REPORT OF EARNINGS

(Thousands, except per unit and where otherwise indicated)

(Unaudited)

(continued)

Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization from EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P. for the relevant years.

Management also uses EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s EBITDA to assess the profitability of the Partnership which is one of UGI Corporation’s industry segments. UGI Corporation discloses the Partnership’s EBITDA in its disclosure about industry segments as the profitability measure for its domestic propane segment. EBITDA in the three months ended March 31, 2012 includes a pre-tax loss of $13,379 from extinguishment of debt and acquisition and transition expense of $8,138 associated with the Heritage Propane acquisition. EBITDA in the six months ended March 31, 2012 includes a pre-tax loss of $13,379 from extinguishment of debt and acquisition and transition expense of $11,855 associated with the Heritage Propane acquisition. EBITDA for the twelve months ended March 31, 2012 includes a pre-tax loss of $32,695 from extinguishment of debt and acquisition and transition expense of $11,855 associated with the Heritage Propane acquisition. EBITDA in the three, six and twelve months ended March 31, 2011 includes pre-tax losses of $18,801 from extinguishments of debt. EBITDA for the twelve months ended March 31, 2011 also includes a $7,000 pre-tax loss associated with increased litigation reserves.

The following table includes reconciliations of net income attributable to AmeriGas Partners, L.P. to EBITDA and Adjusted EBITDA (1) for all periods presented:

	Three Months Ended March 31,		Six Months Ended March 31,		Twelve Months Ended March 31,
	2012	2011	2012	2011	2012	2011

Net income attributable to AmeriGas Partners, L.P.	$133,885	$118,002	$176,410	$192,870	$122,063	$139,641
Income tax expense (benefit)	764	(71)	1,214	348	1,256	1,897
Interest expense	45,045	16,347	61,578	31,722	93,374	63,625
Depreciation	35,351	20,346	56,282	40,418	98,841	80,183
Amortization	9,441	2,858	12,698	5,453	18,978	9,869

EBITDA	$224,486	$157,482	$308,182	$270,811	$334,512	$295,215
Heritage Propane acquisition & transition expense	8,138	—	11,855	—	11,855	—
Loss on extinguishments of debt	13,379	18,801	13,379	18,801	32,695	18,801
Litigation reserve	—	—	—	—	—	7,000

Adjusted EBITDA (1)	$246,003	$176,283	$333,416	$289,612	$379,062	$321,016

The following table includes a reconciliation of forecasted net income attributable to AmeriGas Partners, L.P. to forecasted EBITDA and Adjusted EBITDA for the fiscal years ending September 30, 2012 and 2013:

	Forecast Fiscal Year Ending September 30, 2012	Forecast Fiscal Year Ending September 30, 2013
Net income attributable to AmeriGas Partners, L.P. (estimate)	$5,000	$258,000
Interest expense (estimate)	145,000	165,000
Income tax expense (estimate)	3,000	4,000
Depreciation (estimate)	134,000	148,000
Amortization (estimate)	34,000	40,000

EBITDA	$321,000	$615,000
Transition expenses (estimate)	50,000	20,000
Loss on extinguishment of debt (estimate)	14,000	—

Adjusted EBITDA (1)	$385,000	$635,000

(1)	Adjusted EBITDA is a non-GAAP financial measure. Management believes the presentation of this measure provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership. Management uses Adjusted EBITDA to exclude from AmeriGas Partners’ EBITDA gains and losses that competitors do not necessarily have to provide additional insight into the comparison of year-over-year profitability to that of other master limited partnerships. This measure is not comparable to measures used by other entities and should only be considered in conjunction with net income attributable to AmeriGas Partners, L.P. for the relevant periods.

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